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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                              NVIDIA Corporation
                 --------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                   ----------------------------------------
                        (Title of Class of Securities)

                                   67066G104
                    ---------------------------------------
                                (CUSIP Number)

                               December 31, 1999
               -------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

----------------------                                        ------------------
CUSIP No. 67066G104                   13G                      Page 2 of 7 Pages
----------------------                                        ------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     Jen-Hsun Huang
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
     (a)  [X]
     (b)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF        5  SOLE VOTING POWER
   SHARES             2,759,500(1)
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY         6  SHARED VOTING POWER
    EACH              -0-
  REPORTING       --------------------------------------------------------------
   PERSON          7  SOLE DISPOSITIVE POWER
    WITH:             2,759,500(1)
                  --------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,759,500(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
(1) Includes 2,309,800 shares held by The Jen-Hsuan and Lori Huang Living Trust dated May 1, 1995 and 250,600 shares held by J. and L. Huang Investments, L.P. Also includes 200,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

                     *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 67066G104                   13G                      Page 3 of 7 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     Jen-Hsun Huang and Lori Huang, as Trustees of the Jen-Hsun and Lori Huang Living Trust dated May 1, 1995
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
     (a)  [X]
     (b)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF        5  SOLE VOTING POWER
   SHARES             2,308,900
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY         6  SHARED VOTING POWER
    EACH              -0-
  REPORTING       --------------------------------------------------------------
   PERSON          7  SOLE DISPOSITIVE POWER
    WITH:             2,308,900
                  --------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,308,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 67066G104                   13G                      Page 4 of 7 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     J. and L. Huang Investments, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
     (a)  [X]
     (b)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF        5  SOLE VOTING POWER
   SHARES             250,600
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY         6  SHARED VOTING POWER
    EACH              -0-
  REPORTING       --------------------------------------------------------------
   PERSON          7  SOLE DISPOSITIVE POWER
    WITH:             250,600
                  --------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     250,600
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
     (a)  Name of Issuer:  NVIDIA Corporation

     (b)  Address of Issuer's Principal Executive Offices:
                    3535 Monroe Street
                    Santa Clara, CA  95051

Item 2.
     (a)  Name of Person Filing:
               Jen-Hsun Huang
               Jen-Hsun Huang and Lori Huang, as Trustees of The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995 ("Trust")
               J. and L. Huang Investments, L.P. ("Huang Investments")

     (b)  Address of Principal Business Office or, if none, Residence
                    3535 Monroe Street
                    Santa Clara, CA  95051

     (c)  Citizenship
               Jen-Hsun Huang    USA
               Trust      California
               Huang Investments  California

     (d)  Title of Class of Securities:  Common Stock

     (e)  CUSIP Number:  67066G104

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

       Not applicable

Item 4.  Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:
               Jen-Hsun Huang    2,759,500*
               Trust             2,308,900
               Huang Investments 250,600

     (b)  Percent of Class:
               Jen-Hsun Huang    8.8%
               Trust             7.4%
               Huang Investments 0.8%

     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote:
                Jen-Hsun Huang       2,759,500*
                Trust                2,308,900
                Huang Investments    250,600

          (ii)  Shared power to vote or to direct the vote:
                Jen-Hsun Huang       0
                Trust                0
                Huang Investments    0

          (iii) Sole power to dispose or to direct the disposition of:
                Jen-Hsun Huang       2,759,500*
                Trust                2,308,900
                Huang Investments    250,600

          (iv)  Shared power to dispose or to direct the disposition of:
                Jen-Husn Huang       0
                Trust                0
                Huang Investments    0

(1) Includes 2,309,800 shares held by The Jen-Hsuan and Lori Huang Living Trust dated May 1, 1995 and 250,600 shares held by J. and L. Huang Investments, L.P. Also includes 200,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     Not applicable.

Item 9.  Notice of Dissolution of a Group

     Not applicable.

Item 10.  Certification

     Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2000
                                    --------------------------------------------
                                                   Date

                                            /s/ Jen-Hsun Huang
                                    --------------------------------------------
                                                   Signature

                                                Jen-Hsun Huang
                                    --------------------------------------------

                                    Jen-Hsun Huang and Lori Huang, as Trustees of The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995

                                            /s/ Jen-Hsun Huang
                                    --------------------------------------------
                                    Jen-Hsun Huang, Trustee


                                            /s/ Lori Huang
                                    --------------------------------------------
                                    Lori Huang, Trustee

                                    J. and L. Huang Investments, L.P.

                                            /s/ Jen-Hsun Huang
                                    --------------------------------------------
                                    Jen-Hsun Huang, General Partner